SUPPLEMENT NO. 1
                                       TO
                          OFFER TO PURCHASE FOR CASH OF
                                UP TO 8,488 UNITS
                                       OF
                          JONES GROWTH PARTNERS, L.P.
                              FOR $501.00 PER UNIT
                                       BY
                      MADISON LIQUIDITY INVESTORS 104, LLC
                      MADISON/OHI LIQUIDITY INVESTORS, LLC
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  THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M.,
    EASTERN STANDARD TIME ON FEBRUARY 19, 1999, UNLESS THE OFFER IS EXTENDED.

                   ------------------------------------------

        The Purchaser, Madison Liquidity Investors, 104, LLC, hereby supplements its offer to purchase up to 8,488 Units of Jones Growth Partners, L.P. upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 1998 and amended in Exhibit (a)(7) above, and Amendments No. 1, 2, and 3 thereto and in this Supplement No. 1. Capitalized terms used but not defined in this Supplement No. 1 shall have the meanings ascribed to them in the Offer to Purchase.


          THE OFFER LETTER IS AMENDED AND SUPPLEMENTED AS FOLLOWS:

Madison Liquidity Investors 104, LLC ("Madison") is seeking to buy your Limited Partnership Interests (the "Units") in Jones Growth Partners, L.P (the "Partnership") for $501.00 per Unit in CASH. This Amount will be reduced by the $50.00 transfer fee (per transfer, not per Unit) charged by the Partnership and any cash distributions made by the Partnership on or after November 5, 1998.

o HIGHER PRICE THAN RECENT SALES. Our offer price of $501.00 per Unit is higher than the recent tender offer from Smithtown Bay, LLC.